UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2025

VINEBROOK HOMES TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-56274	83-1268857
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Crescent Court, Suite 700
Dallas, Texas, 75201
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (214) 276-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☒ Emerging growth company.

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 17, 2025, VB Two, LLC (“VB Two”), VB Three, LLC (“VB Three”) and the subsidiary borrowers party thereto from time to time (collectively, the “Borrowers”), indirect subsidiaries of VineBrook Homes Trust, Inc. (the “Company”), as borrowers, VB Two Equity, LLC (“VB Two Equity”), the sole member of each of VB Two and VB Three, as equity owner guarantor, and the Company, as parent guarantor, entered into a loan agreement (the “Loan Agreement”) that provided for a $325.0 million loan (the “Loan”) with Massachusetts Mutual Life Insurance Company, MassMutual Ascend Life Insurance Company and Martello Re Limited, as lenders, which has been fully funded at an original issue discount of 3.0% of the Loan. The Company used (i) approximately $89.5 million of the proceeds from the Loan to pay down and extinguish the revolving credit agreement, by and among the Company, as sponsor, VB Three Equity, LLC, as equity owner and guarantor, VB Three as borrower representative and guarantor, certain wholly owned subsidiaries of VB Three as borrowers, JPMorgan Chase Bank, National Association, as agent, lender, calculation agent, paying agent and securities intermediary, and the other lenders from time to time party thereto and (ii) approximately $98.3 million of the proceeds from the Loan to pay down and extinguish a note, dated as of January 26, 2021, of the Company, as guarantor, and VB Two, as borrower, with Metropolitan Life Insurance.

The Loan is interest-only and matures on October 17, 2030. The Loan bears interest at 5.44% per annum, payable monthly.

Amounts owed under the Loan Agreement may be voluntarily prepaid, in whole or in part, without premium or penalty at any time following October 17, 2028. Prior to October 17, 2028, any prepayments will be subject to a prepayment premium equal to the excess, if any, of the sum of the present values of all scheduled payments through the first three years of the Loan, discounted to present value, over the principal amount of the Loan prepaid. The Loan is secured by real property owned by the Borrowers and an equity pledge by VB Two Equity of its equity interests in VB Two and VB Three.

The Loan Agreement also contains representations and warranties, affirmative and negative covenants and events of default that the Company considers customary for an agreement of this type, including covenants setting a minimum level of net assets of the Company and a minimum debt service coverage ratio and establishment and maintenance of specified cash reserves.

This description of the material terms of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K regarding the Loan Agreement is incorporated by reference in this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

Exhibits

Exhibit No.	Description
10.1
Loan Agreement, dated October 17, 2025, by and among VB Two, LLC and VB Three, LLC, and certain subsidiary borrowers thereto, as borrowers, VB Two Equity, LLC, as equity owner guarantor, VineBrook Homes Trust, Inc., as parent guarantor, Massachusetts Mutual Life Insurance Company, as Class A Lender, MassMutual Ascend Life Insurance Company, as Class B Lender and Martello Re Limited, as Class C Lender.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 23, 2025	VineBrook Homes Trust, Inc.

	By:	/s/ Paul Richards
Name: Paul Richards
Title: Chief Financial Officer, Assistant Secretary and Treasurer